UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENERGY FOCUS, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the
Registrant)

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Supplement Dated December 12, 2017 to
Proxy Statement Dated November 8, 2019

Energy Focus, Inc., Inc. (the “Company”) is providing this supplement (this “Supplement”) to its proxy statement dated November 8, 2019 (the “Proxy Statement”) to reflect the fact that the Company has engaged MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist it with the solicitation of proxies in connection with the Company’s Annual Meeting of Stockholders to be to be held virtually on Tuesday, December 17, 2019 at 9:00 A.M., Eastern Time (the “Annual Meeting”). The Company expects to pay MacKenzie Partners approximately $35,000, plus expenses, for its services. MacKenzie Partners may solicit proxies by telephone, email and mail. If MacKenzie Partners calls you, please answer the call.
The Company has determined to engage Mackenzie Partners due to the relatively low voter turnout to date and the relatively high vote requirements for certain of the proposals set forth in the Proxy Statement. If sufficient votes are not cast in advance of the Annual Meeting, we may have to adjourn and reschedule the Annual Meeting, incurring additional cost.
Please vote your proxy today. If you need any assistance in voting, please contact MacKenzie Partners at (212) 929-5500 or toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.
You do not have to take any action if you have previously voted your shares and do not wish to change your vote.
Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
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Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on December 17, 2019:
The Proxy Statement, this Supplement and the Company’s Annual Report on Form 10-K, are available at: http://www.proxyvote.com.